   American Safety Insurance Holdings, Ltd.Reports
Increase in Second Quarter Insurance Earnings;

   Book Value per Share Increases 6% to $17.01

HAMILTON, Bermuda, August 3, 2005 — American Safety Insurance Holdings, Ltd. (NYSE: ASI) today reported that earnings from insurance operations increased to $3.0 million in the second quarter of 2005 from a loss of $1.7 million for the same quarter in 2004. Net earnings for the second quarter were $3.1 million, or $0.44 per diluted share as compared to earnings of $4.1 million, or $0.55 per diluted share for the second quarter of 2004. Insurance earnings for the six months ended June 30, 2005 increased to $6.7 million from $420,000 for the six months ended June 30, 2004. Net earnings for the six months ended June 30, 2005 were $6.8 million, or $0.94 per diluted share as compared to $7.7 million, or $1.04 per diluted share for the six months ended June 30, 2004. Net earnings are detailed as follows (in thousands):

                                              Quarter Ended                      Six Months Ended
                                               June 30,                             June 30,
                                           2005             2004               2005             2004

       Insurance Operations            $   3,049         $(1,691)            $6,654             $420
       Real Estate Operations                165           1,997                193            3,518
       Other                                 (75)          3,791                (62)           3,809
       Net Earnings                       $3,139          $4,097             $6,785           $7,747
                                          ======          ======             ======           ======

Second quarter highlights included:

Gross written premiums rose 5% to $56 million
Net investment income increased 52% to $3.4 million
The loss ratio improved to 62% from 77%
The combined ratio decreased to 99% from 114%
The Final remaining units of the Harbour Village real estate project closed

The increase in insurance earnings for the quarter and the six months ended June 30, 2005 was due to improved underwriting results combined with increased investment income. The underwriting results for the quarter and the six months ended June 30, 2005 were driven by an improved loss ratio, which for the quarter decreased to 62% from 77% and for the six months decreased to 61% from 71% for the same period of 2004. The combined ratio decreased for the quarter to 99% from 114% and for the six months decreased to 97% from 106% for the same period in 2004. The combined ratio was adversely impacted from $1.1 million of reserve strengthening in discontinued lines and $500,000 for Sarbanes Oxley compliance and other regulatory expenses during the second quarter of 2005. The decrease in real estate earnings for the quarter and for the six months ended June 30, 2005 was due to the closing of the final remaining units of the Harbour Village project. This substantially completes the Company’s real estate operations. Other items for the second quarter and for the six months of 2004 include non-recurring earnings of $3.8 million, predominantly due to the recovery on an impaired note receivable.

Total revenues for the second quarter of 2005 decreased 29% to $39 million compared to the same quarter of 2004 as a result of the expected decrease in real estate income. Net premiums earned for the second quarter of 2005 increased 8% to $35 million compared to the same quarter of 2004 due to increases in the Company’s core business lines. Net investment income for the quarter increased 52% to $3.4 million from $2.2 million in the second quarter of 2004 due to increased invested assets and an increase in the annualized yield to 3.9% from 3.4%.

Total revenues for the six months ended June 30, 2005 decreased 25% to $79 million compared to the same period in 2004 as a result of the expected decrease in real estate income. Net premiums earned for the six months ended June 30, 2005 increased 4% to $69 million from the same period of 2004 due to increases in the Company’s core business lines. Net investment income for the six months ended June 30, 2005 increased 52% to $6.6 million from $4.3 million for the same period in 2004 due to increased invested assets and an increase in the annualized yield to 3.8% from 3.5%. Total invested assets increased 9% to $358 million from $327 million at December 31, 2004.

The Company’s book value per share increased 6% to $17.01 at June 30, 2005 from $16.04 at December 31, 2004, due to the contribution of net earnings during the six months ended June 30, 2005. The Company completed its stock repurchase authorization with the repurchase of 200,000 shares of its common stock at an average price of $14.79 per share during the quarter.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer of American Safety Insurance Holdings, Ltd., said, “I am pleased with the continued momentum in the growth in the profitability of our insurance operations. The increased insurance earnings have replaced earnings generated from real estate operations during 2004, and our book value has grown to more than $17 per share. The improved underwriting performance in our core business segments contributed significantly to our positive financial results. Based on the second quarter results, we are now anticipating a combined ratio for 2005 of approximately 96%”

Mr.     Crim further stated, “While we continue to experience some softening of rates in the market, our focus on underserved markets has helped us achieve modest growth in our gross written premiums. Looking ahead, we will concentrate on improving the efficiency of our insurance operations and be poised to take advantage of organic and acquisitive growth opportunities presented to us by the market.” American Safety Insurance Holdings, Ltd. is a specialty insurance holding company which, through its subsidiaries, provides innovative insurance solutions in the alternative insurance market for environmental remediation, contracting and other specialty risks. Additional information about the Company can be found at www.americansafetyinsurance.com. This press release contains forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, premium growth, earnings, combined ratio, insurance claims and losses, and the Harbour Village real estate development project. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectibility of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, and changes in levels of general business activity and economic conditions. For additional factors, which could influence the results of the Company’s operating and financial performance, see the Company’s filings with the Securities and Exchange Commission.

Contacts:
American Safety Insurance Services, Inc.                          Cameron Associates
Stephen Crim or Steven Mathis                                     Kevin McGrath
(770) 916-1908                                                    (212) 245-4577

                             American Safety Insurance Holdings, Ltd. and Subsidiaries
                                        Financial and Operating Highlights

                                                        Three Months Ended                            Six Months Ended
                                                             June 30,

                                                    2005                  2004                  2005                   2004

INCOME STATEMENT DATA:

Revenues:
     Direct and assumed premiums earned          $ 59,076,332          $ 54,682,498         $ 114,328,394         $ 110,106,931
     Ceded premiums earned                        (24,541,747)          (22,592,774)          (45,173,198)          (43,898,470)

         Net premiums earned                       34,534,585            32,089,724            69,155,196            66,208,461
     Net investment income                          3,427,475             2,249,139             6,583,856             4,320,251
     Net realized gains                               (96,697)               (5,139)              (44,465)               20,272
     Real estate income                               691,078            20,176,157             3,000,078            34,128,311
     Other income                                      33,807               113,511                35,756               144,624
         Total revenues                          $ 38,590,248          $ 54,623,392          $ 78,730,421         $ 104,821,919

Expenses:
     Losses and loss adjustment expenses         $ 21,507,779          $ 24,555,449          $ 42,288,823          $ 46,914,891
     Acquisition expenses                           6,883,652             6,513,912            14,010,031            13,124,130
     Payroll and related expenses                   3,181,498             2,705,771             6,148,484             5,329,147
     Real estate expenses                             423,933            16,993,188             2,688,462            28,487,023
     Other expenses                                 3,199,767               896,898             5,705,086             2,993,440
     Minority interest                                (48,616)              162,543               539,282               336,654
     Expense due to rescission                         11,561            (1,745,544)               22,429            (1,715,970)
         Total expenses                          $ 35,159,574          $ 50,082,217          $ 71,402,597          $ 95,469,315
           Earnings before income taxes             3,430,674             4,541,175             7,327,824             9,352,604
Income taxes                                          291,920               444,406               542,727             1,606,016
         Net earnings                             $ 3,138,754           $ 4,096,769          $  6,785,097           $ 7,746,588

Net earnings per share:
     Basic                                     $         0.47        $         0.59       $         1.00        $           1.12
                                               ==============        ===============       =============           =============
     Diluted                                   $         0.44        $         0.55       $         0.94        $           1.04
                                               ==============       ===============         ============           =============

Average number of shares outstanding:
     Basic                                          6,718,269             6,932,237             6,754,670             6,919,668
                                                    =========             =========             =========             =========
     Diluted                                        7,118,651             7,447,155             7,197,091             7,419,104
                                                    =========             =========             =========             =========

GAAP combined ratio                                      98.9%                114.0%                 96.7%                105.7%
                                                         ====                 =====                  ====                 =====

                                                                                              June 30,             December 31,
BALANCE SHEET DATA:                                                                             2005                   2004

Total investments excluding real estate                                                     $ 357,870,132         $ 327,036,980
Total assets                                                                                  623,556,448           584,159,976
Unpaid losses and loss adjustment expenses                                                    354,536,534           321,623,730
Total liabilities                                                                             509,583,630           475,380,293
Total shareholders' equity                                                                    113,972,818           108,779,683

Book value per share                                                                        $       17.01         $       16.04

                             American Safety Insurance Holdings, Ltd. and Subsidiaries
                                        Financial and Operating Highlights

                                                        Three Months Ended                            Six Months Ended
                                                             June 30,                                     June 30,

                                                   2005                  2004                  2005                   2004

PREMIUM SUMMARY (in Thousands)

Gross Written Premium:
     Environmental                                $ 13,696              $ 13,131              $ 27,290              $ 22,290
     Excess and Surplus                             20,982                19,482                48,035                47,379
     Program Business                               21,076                20,745                44,136                41,993
     Other                                             438                   376                   942                 1,426
         Total                                      56,192                53,734               120,403               113,088

Net Written Premium:
     Environmental                                  13,157                10,606                24,124                17,678
     Excess and Surplus                             16,155                14,685                38,340                38,472
     Program Business                                5,909                 4,510                 9,312                 7,584
     Other                                             220                   103                   435                   727
         Total                                      35,441                29,904                72,211                64,461

Net Earned Premium:
     Environmental                                   9,777                 7,720                18,522                14,636
     Excess and Surplus                             19,858                18,559                40,962                38,400
     Program Business                                4,684                 3,033                 9,082                 7,731
     Other                                             215                 2,778                   589                 5,442
         Total                                    $ 34,534               $32,090              $ 69,155              $ 66,209